U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
                       ----------------------------------

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  CHECK INVESTMENT TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code): 575 Anton Boulevard, Suite 510, Costa Mesa, California 92626

Telephone Number (including area code):  (714) 641-3579

Name and address of agent for service of process:

Mr. Steven G. Check
Check Capital Management
575 Anton Boulevard, Suite 510
Costa Mesa, California 92626

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes /x/ No / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Costa Mesa and the State of California on the 22nd day of April, 1999.

                                                  /s/ Steven G. Check
                                                  --------------------------
                                                  Steven G. Check
                                                  President

Attest:  /s/ Tina D. Hosking
         ---------------------------
         Tina D. Hosking
         Secretary